Exhibit 99.1

Report of Independent Public Accountants



To the Stockholders of Perini Corporation:

We have audited the accompanying combined balance sheet of the joint ventures identified in Note 1 as of December 31, 1998, and the related combined statements of income, venturers= equity and cash flows for the year then ended. These financial statements are the responsibility of the joint ventures= management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the joint ventures identified in Note 1 as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 23, 1999

                                                                    Exhibit 99.1


                               Perini Corporation
        Combined Balance Sheet of Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                 (In thousands)

ASSETS

Current Assets:
 Cash and Cash Equivalents (Notes 2 and 3)                         $      5,244
 Accounts Receivable, including Retainage
    of $14,733 (Note 2)                                                  42,080
 Advances to Venturers (Note 5)                                          13,000
 Unbilled Work (Note 2)                                                  33,982
 Other Current Assets                                                         4
                                                                    -----------

Total Current Assets                                                     94,310
                                                                    -----------

Property, Plant & Equipment (Note 2)                                         48
Less - Accumulated Depreciation                                             (47)
                                                                    -----------

                                                                              1
                                                                    -----------
TOTAL ASSETS                                                        $    94,311
                                                                    ===========

LIABILITIES

Current Liabilities:
  Cash Overdraft (Note 3)                                           $     4,318
  Accounts Payable, including Retainage
    of $10,586 (Note 2)                                                  43,779
  Deferred Contract Revenue (Note 2)                                     22,313
  Other Current Liabilities                                               3,979
                                                                    -----------
Total Current Liabilities                                                74,389
                                                                    -----------
Contingencies and Commitments (Note 4)

VENTURERS' EQUITY

Perini Corporation                                                       12,877
Other Venturers                                                           7,045
                                                                    -----------
Total Venturers' Equity                                                  19,922
                                                                    -----------
TOTAL LIABILITIES AND VENTURERS' EQUITY                               $  94,311
                                                                    ===========
The accompanying notes are an integral part of these financial statements.

                                                                   Exhibit 99.1


                               Perini Corporation
     Combined Statement of Income of Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                 (In thousands)






Contract Revenues (Note 2)                                            $ 211,895
                                                                 --------------

Cost of Operations:

  Materials, Supplies and Subcontracts                                  141,708
  Salaries and Wages                                                     46,536
  Depreciation                                                                2
                                                                 --------------

Total Contract Costs                                                    188,246
                                                                 --------------

Net Income                                                            $  23,649
                                                                 ==============


















   The accompanying notes are an integral part of these financial statements.
                                       2

                                                                    Exhibit 99.1


                               Perini Corporation
                   Combined Statement of Venturers' Equity of
                    Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                 (In thousands)






                                         Perini           Other
                                       Corporation      Venturers       Total
                                       -----------      ----------    ---------
Balance, December 31, 1997             $  12,055        $  5,218      $  17,273

Net Income                                13,722           9,927         23,649

Distributions                            (12,900)         (8,100)       (21,000)
                                    ------------     -----------     ----------

Balance, December 31, 1998             $  12,877        $  7,045      $  19,922
                                    =============    ===========    ===========


























    The accompanying notes are an integral part of these financial statements
                                       3

                                                                    Exhibit 99.1


                               Perini Corporation
   Combined Statement of Cash Flows of Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                 (In thousands)



CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                            $  23,649
Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
       Depreciation                                                           2
       Changes in Operating Assets and Liabilities:
         Decrease in Accounts Receivable                                  3,965
         (Increase) in Unbilled Work                                     (8,778)
         Decrease in Other Current Assets                                   126
         (Decrease) in Cash Overdraft                                    (5,719)
         (Decrease) in Accounts Payable                                  (2,723)
         (Decrease) in Deferred Contract Revenue                         (1,772)
         Increase in Other Current Liabilities                            2,098
                                                                ----------------

Net Cash Provided from Operating Activities                           $  10,848
                                                                ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from Sale of Fixed Assets                                     $     37
                                                                ----------------

Net Cash Provided from Investing Activities                            $     37
                                                                ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Distributions to Venturers                                           $  (21,000)
Decrease in Advances to Venturers                                         2,000
                                                                ----------------

Net Cash Used by Financing Activities                                $  (19,000)
                                                                ----------------

Net (Decrease) in Cash and Cash Equivalents                           $  (8,115)

Cash and Cash Equivalents, Beginning of Period                           13,359
                                                                ----------------

Cash and Cash Equivalents, End of Period                              $   5,244
                                                                ================



    The accompanying notes are an integral part of these financial statements

                                                                    Exhibit 99.1


                               Perini Corporation
                    Notes to Combined Financial Statements of
                    Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998


[1]  Basis of Combination

Perini Corporation (the "Company"), in the normal conduct of its business, has entered into partnership arrangements, referred to as Ajoint ventures@, for certain construction projects in order to share risk, working capital, bonding and other financial requirements and, in some instances, to obtain more extensive knowledge of a new local construction market or certain unique construction expertise required. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in a predetermined percentage of the income or loss of the project. These joint ventures are temporary in nature, generally from three to five years, since they are formed to bid on a specific project, execute the work if awarded the contract, and are liquidated at the end of the project. While control over the actual construction work performed is normally delegated to the designated joint venture sponsor, usually the partner with a 50% or higher percentage interest in the project, the overall management of the joint venture resides with a Management Committee that requires unanimous approval of certain key operational and financial matters such as the amount of the original bid, ability to borrow funds, incur debt, guarantees and lease commitments and investment policy regarding venture funds. In addition, the Management Committee requires unanimous approval over terms of sale of venture assets, settlement guidelines related to contract claims and any transaction between the joint venture and any of its partners.

In accordance with Rule 3-09 of Regulation S-X, the Company has presented combined financial statements of construction joint ventures considered to be significant under the test, because the Company believes that reporting the financial results of any one construction joint venture by itself would not be significant to users and could be detrimental to the Company when negotiating unapproved contract change orders and claims with the owner of the project or could unfairly assist competitors when bidding against the Company on similar contracts in the future. The following construction joint ventures have been combined in the accompanying financial statements:

                    Joint Venture Name                                     Type of Work
       ----------------------------------------------    ------------------------------------------------
       Perini/O&G, A Joint Venture                       Rehabilitation work on the Williamsburg Bridge
                                                         in New York City for the New York City
                                                         Department of Traffic.

       Perini/Kiewit/Cashman, A Joint Venture            Tunnel and road work in Boston, MA for the
                                                         Massachusetts Highway Department

       Perini/Slattery, A Joint Venture                  Hudson-Bergen Light Rail Transit project in New
                                                         Jersey for the New Jersey Transit Corporation.

[2]  Significant Accounting Policies

[a]  Long-Term Contracts
Profits from construction joint venture contracts are generally recognized by applying percentages of completion for each year to the total estimated profits for the respective contracts. The percentages of completion are determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the ventures= policy is to record the entire loss. The cumulative effect

                                                                   Exhibit  99.1

                   Notes to Combined Financial Statements of
  Significant Construction Joint Ventures For the Year Ended December 31, 1998
                                  (Continued)

[2]  Significant Accounting Policies (continued)

[a]  Long-Term Contracts (continued)
of revisions in estimates of total cost or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the year such amounts are resolved.

In accordance with normal practice in the construction industry, the joint ventures include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Unbilled work represents the excess of contract costs and profits recognized to date on the percentage of completion accounting method over billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over the amount of contract costs and profits recognized to date on the percentage of completion accounting method on the remaining contracts.

[b]  Income Taxes
The joint ventures have not recorded any provision for income taxes in the accompanying financial statements as such liabilities are the responsibility of the joint venture partners.

[c]  Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to the accompanying financial statements related to the estimating of final construction contract profit in accordance with accounting for long-term contracts (see Note 2[a]) and estimating potential liabilities in conjunction with certain commitments and contingencies, as discussed in Note 3. Actual results could differ from management=s estimates and assumptions.

[d]  Fair Value of Financial Instruments
The joint ventures' financial instruments consist primarily of cash and cash equivalents, contract accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term nature.

[e]  Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated remaining life of the contract.

[f]  Cash and Cash Equivalents
Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

[3]  Cash Management

The joint ventures regularly invest excess cash in highly liquid, interest bearing investments. These temporary investments are converted to cash on an "as needed" basis to fund obligations as they become due. The amount of cash overdraft represents the amount of checks outstanding which have not been presented for payment as of December 31, 1998.

                                                                    Exhibit 99.1

                    Notes to Combined Financial Statements of
                    Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                   (Continued)

[4]  Contingencies and Commitments

Certain joint ventures have noncancellable office and equipment leases with varying expiration dates through March 31, 2000. The following is a schedule, by year, of future minimum rental payments required under all operating leases that have initial or remaining noncancellable lease terms as of December 31, 1998:


                                         Lease
                   Year              Commitments
                  ------             ------------
                   1999              $  1,224,545
                   2000                   293,665
                                     ------------
                                     $  1,518,210
                                     ============

Rent expense included in contract costs amounted to $1,261,350 for the year ended December 31, 1998.

Contingent liabilities include liability of contractors for performance and completion of joint venture construction contracts. In addition, the joint ventures are involved in arbitration and alternative dispute resolution (AADR@) proceedings. In the opinion of management of the various joint ventures, the resolution of these proceedings will not have a material effect on the results of operations or financial condition as reported in the accompanying combined financial statements.

[5]  Related Party Transactions

Certain joint ventures periodically make temporary cash advances to the joint venture participants. At December 31, 1998, the amount of such temporary cash advances to Perini Corporation and other joint venture participants totalled $8,000,000 and $5,000,000, respectively.

[a]  Perini Corporation
Significant billings from the Company to a certain joint venture, included in the accompanying combined financial statements, for various services for the year ended December 31, 1998 were as follows:

                                    1998
                                -------------
Equipment Rental                  $1,658,258
Job Material & Labor               7,172,284
                                =============
                                  $8,830,542
                                =============

The above amounts include contract costs and profit being paid to the Company as a subcontractor to the joint venture. As of December 31, 1998, the total estimated subcontract price is $32,035,000. In addition, included in the combined joint ventures' cost of operations are charges for administrative costs including management fees.

[b] Other Joint Venturers Included in the combined joint ventures= cost of operations are charges for subcontract labor, rent and other administrative costs, including management fees that were incurred with the various related parties.

                                                                    Exhibit 99.1

                    Notes to Combined Financial Statements of
                    Significant Construction Joint Ventures
                      For the Year Ended December 31, 1998
                                   (Continued)

[6]  Employee Benefit Plans

The combined construction joint ventures contribute to various multi-employer union retirement plans under collective bargaining agreements, which provide retirement benefits for substantially all of its union employees. The Multi-employer Pension Plan Amendments Act of 1980 defines certain employer obligations under multi-employer plans. Information regarding union retirement plans are not available from plan administrators to enable the Company to determine its share of unfunded vested liabilities.

Supervisory   personnel  are  generally   covered  under  the  sponsoring  joint
venturer's plan.